Pure Cycle Corporation Announces Fiscal Year and Fourth Quarter Ended 2017 Financial Results

Denver, Colorado – November 13, 2017 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) today reported financial results for its fiscal year ended August 31, 2017.

“We are pleased to report our results for fiscal and fourth quarter 2017. Fiscal year 2017 was highlighted by a number of infrastructure additions to our water systems and the start of development of our Sky Ranch property, including the completion of our water transmission line to Sky Ranch as well as our first water system acquisition in neighboring Elbert County,” commented Mark Harding, President of Pure Cycle Corporation. “We also entered into agreements with three national home builders for the sale of approximately 500 lots in the first phase of the Sky Ranch development,” continued Mr. Harding.

We will host a conference call on Wednesday, November 15, 2017, at 12PM Eastern (10AM Mountain) to discuss these results. Call details are below. Additionally, we will post a detailed slide presentation, which overviews the Company and presents summary financial results on our website and can be accessed at www.purecyclewater.com.

The following table summarizes results of operations for the quarters and fiscal years ended August 31, 2017 and 2016:

	Period Ended August 31,
	In 000's (except per share)
	4th Quarter		Fiscal Year
	2017	2016	2017	2016
Revenues	$658	$149	$1,228	$452
Cost of revenues	(322)	(141)	(803)	(529)
Gross margin	336	8	425	(77)
Operating expenses:
General and administrative	(790)	(556)	(2,202)	(1,850)
Other	(127)	(70)	(354)	(253)
Loss from operations	(581)	(618)	(2,131)	(2,180)
Other (expense) income:
Oil and gas royalties and lease income, net	24	79	205	705
Other income	(3)	12	(10)	4
Interest income	58	66	257	241
Net loss from continuing operations	(502)	(461)	(1,679)	(1,230)
Net income (loss) from discontinued operations	1	(58)	(32)	(80)
Net loss before taxes	(501)	(519)	(1,711)	(1,310)
Taxes	-	-	-	-
Net loss after taxes	$(501)	$(519)	$(1,711)	$(1,310)

Revenues increased approximately 342% and 172% during the three and twelve months ended August 31, 2017 as compared to the three and twelve months ended August 31, 2016, respectively. The increases are attributable to an increase in frack water sales as well as an increase in water tap fee sales.

Our summarized financial position as of August 31, 2017 and 2016 is as follows:

	August 31,
	In 000's
	2017	2016	$ Change
Assets
Cash, cash equivalents and marketable securities	$25,630	$27,873	$(2,243)
Other current assets	1,494	1,213	281
Total current assets	27,124	29,086	(1,962)
Long-term investments	188	6,853	(6,665)
Investments in water and water systems, net	34,576	28,322	6,254
Land and mineral interests	6,248	5,346	902
Other long-term assets	1,652	1,273	379
Total assets	$69,788	$70,880	$(1,092)

Liabilities and Shareholders' Equity
Current liabilities	$940	$482	$458
Other long-term liabilities	1,342	1,400	(58)
Total liabilities	2,282	1,882	400
Total shareholders' equity	67,506	68,998	(1,492)
Total liabilities and shareholders' equity	$69,788	$70,880	$(1,092)

2017 EARNINGS CALL
When: 12:00PM Eastern (10AM Mountain on November 15, 2017)
Call in number: 866-682-6100 (no pass codes required)
Replay available until: November 29, 2017 at 12:00PM ET
Replay call in number 877-481-4010 #22677

Company Information

Pure Cycle owns land and water assets in the State of Colorado in the Denver, Colorado metropolitan area. Pure Cycle provides wholesale water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.

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